Prospectus Supplement                          Filed pursuant to Rule 424(b)(3)
(To Prospectus dated February 19, 2002)              Registration No. 333-76378


                                   ATMI, INC.
                          ----------------------------

                        $115,000,000 Principal Amount of
                      5.25% Convertible Subordinated Notes
                              Due November 15, 2006
                           and Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                          ----------------------------

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 19, 2002, including any amendments or supplements thereto.

      See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------

      The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized terms used and not defined in this prospectus supplement shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling
Securityholders" in the prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

      We originally sold the notes on November 13, 2001 to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

      The following table sets forth:

            (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus, as supplemented, pursuant to the registration rights agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement,

            (2) the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement, and

            (3) the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

      To our knowledge, no selling securityholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

      A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

      The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of the full amount of the notes held by the holder at the initial rate of 45.0704 shares of common stock per each $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.


                                                                                     Shares of
                                                   Amount of        Amount of      Common Stock       Shares of
                                                  Notes Owned    Notes That May    Owned Before      Common Stock
Name                                            Before Offering      Be Sold         Offering      That May Be Sold
------------------------------------------      ---------------  --------------    ------------    ----------------

Alexandra Global Investment Fund 1, Ltd...      $     6,000,000  $     6,000,000             0          270,422
Amaranth LLC..............................      $     8,500,000  $     8,500,000             0          383,098
Aristeia International Limited............      $     4,680,000  $     4,680,000             0          210,929
Aristeia Partners, LP.....................      $     1,320,000  $     1,320,000             0           59,492
Bank Austria Cayman Islands, Ltd..........      $     4,960,000  $     4,960,000             0          223,549
Bankgesellschaft Berlin AG                      $     2,000,000  $     2,000,000             0           90,140
BNP Paribas Equity Strategies SNC.........      $     2,046,000  $     2,046,000        24,179           92,214
Castle Convertible Fund, Inc..............      $       250,000  $       250,000             0           11,267
Convertible Securities Fund...............      $        25,000  $        25,000             0            1,126
Cooper Neff Convertible Strategies Fund...      $       787,000  $       787,000             0           35,470
Deutsche Banc Alex Brown Inc..............      $     3,599,000  $     3,599,000             0          162,208
Fidelity Commonwealth Trust: Fidelity
    Mid-Cap Stock Fund....................      $     2,425,000  $     2,425,000             0          109,295
Fidelity Financial Trust:
    Fidelity Convertible Securities Fund..      $    12,075,000  $    12,075,000             0          544,225
First Union Securities Inc................      $       500,000  $       500,000             0           22,535


                                       2



                                                                                      Shares of
                                                   Amount of        Amount of       Common Stock     Shares of
                                                  Notes Owned    Notes That May     Owned Before    Common Stock
Name                                            Before Offering      Be Sold          Offering    That May Be Sold
------------------------------------------      ---------------  --------------     ------------  ----------------

Goldman Sachs and Company(1)..............      $     5,000,000  $     5,000,000           0          225,352
Goldman Sachs and Company(2)..............      $     2,000,000  $     2,000,000           0           90,140
Granville Capital Corporation.............      $     1,750,000  $     1,750,000           0           78,873
HFR TQA Master Trust c/o TQA Investors, LLC     $        54,000  $        54,000           0            2,433
HighBridge International LLC..............      $    22,500,000  $    22,500,000           0        1,014,084
JP Morgan Securities Inc. ................      $    11,000,000  $    11,000,000       4,000          495,774
KBC Financial Products USA Inc(3).........      $     1,650,000  $     1,650,000           0           74,366
KBC Financial Products USA Inc(4).........      $       815,000  $       815,000           0           36,732
LDG Limited...............................      $        72,000  $        72,000           0            3,245
Lincoln National Global Asset Allocation
    Fund, Inc.............................      $        30,000  $        30,000           0            1,352
Man Convertible Bond Master Fund, Ltd.....      $     1,761,000  $     1,761,000           0           79,368
McMahan Securities Co. LP.................      $       173,000  $       173,000           0            7,797
Nations Convertible Securities Fund.......      $       585,000  $       585,000           0           26,366
Nations Equity Income Fund................      $       140,000  $       140,000           0            6,309
Oakwood Healthcare, Inc...................      $       115,000  $       115,000           0            5,183
Pioneer High Yield Fund...................      $     1,000,000  $     1,000,000           0           45,070
Putnam Asset Allocation Funds-Balanced
    Portfolio.............................      $       210,000  $       210,000           0            9,464
Putnam Asset Allocation Funds-Conservative
    Portfolio.............................      $       160,000  $       160,000           0            7,211
Putnam Convertible Income-Growth Trust....      $     1,450,000  $     1,450,000           0           65,352
Putnam Convertible Opportunities and Income
    Trust.................................      $        50,000  $        50,000           0            2,253
Putnam Variable Trust-Putnam VT Global
    Asset Allocation Fund ................      $        50,000  $        50,000           0            2,253
Ramius Capital Group......................      $       500,000  $       500,000           0           22,535
RCG Halifax Master Fund, Ltd..............      $       300,000  $       300,000           0           13,521
RCG Latitude Master Fund, Ltd.............      $     2,740,000  $     2,740,000           0          123,492
RCG Multi Strategy, LP....................      $     2,000,000  $     2,000,000           0           90,140
Sage Capital..............................      $     3,000,000  $     3,000,000           0          135,211
St. Thomas Trading, Ltd...................      $     4,651,000  $     4,651,000           0          209,622
Sturgeon Limited..........................      $       267,000  $       267,000           0           12,033
Sunrise Partners LLC......................      $     5,500,000  $     5,500,000           0          247,887
TQA Master Fund, Ltd......................      $     4,000,000  $     4,000,000           0          180,281
TQA Master Plus Fund,
    Ltd(5)................................      $     2,000,000  $     2,000,000           0           90,140

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1 Pursuant to Prospectus Supplement dated March 11, 2002.

2 Pursuant to Prospectus Supplement dated September 30, 2002.

3 Pursuant to Prospectus dated February 19, 2002.

4 Pursuant to Prospectus Supplement dated July 24, 2002.

5 Pursuant to Prospectus Supplement dated June 18, 2002.


                                                                                    Shares of
                                                   Amount of        Amount of      Common Stock      Shares of
                                                  Notes Owned    Notes That May    Owned Before     Common Stock
Name                                            Before Offering      Be Sold         Offering     That May Be Sold
------------------------------------------      ---------------  --------------    ------------   ----------------

TQA Master Plus Fund,
    Ltd(6)................................      $     1,548,812  $     1,548,812           0           69,805
UBS AG London Branch......................      $     5,000,000  $     5,000,000           0          225,352
Victory Capital Management as Trustee for
    Parker Key/Convertible................      $        40,000  $        40,000           0            1,802
Xavex Convertible Arbitrage 7 Fund c/o TQA
    Investors, LLC........................      $       300,000  $       300,000           0           13,521

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6 Pursuant to Prospectus Supplement dated December 12, 2003.


      If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes or common stock issuable upon conversion of the notes pursuant to the registration statement, we may supplement this prospectus to include that information.

      The date of this prospectus supplement is December 12, 2003.